Exhibit 10.8j

TENTH AMENDMENT

OF

FMC TECHNOLOGIES, INC. SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Tenth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, the Company hereby (a) clarifies that the Eighth Amendment to the Plan, which amendment was executed on March 10, 2009, is actually the Ninth Amendment to the Plan and designates such amendment as the Ninth Amendment to the Plan and (b) amends the Plan as follows, effective January 1, 2010:

1. The definition of “Account” set forth in Article I of the Plan is hereby amended in its entirety to read as follows:

“Account” means any Pre-Tax Contribution Account, After-Tax Contribution Account, Company Contribution Account, Company Nonelective Contribution Account, Company Safe Harbor Matching Contribution Account, Contingent Account and Rollover Contribution Account established on behalf of a Participant.

2. The defined term “Company Nonelective Contributions” is hereby added to Article I of the Plan and shall read as follows:

Company Nonelective Contributions means the contributions made by the Participating Employer to eligible Participants under Section 3.4C of the Plan.

3. The defined term “Company Nonelective Contribution Account” is hereby added to Article I of the Plan and shall read as follows:

Company Nonelective Contribution Account means the account maintained as to each eligible Participant, to which Company Nonelective Contributions are made for each eligible Participant, and to which all earnings and losses attributable thereto it, are allocated.

4. The defined term “Company Safe Harbor Matching Contributions” is hereby added to Article I of the Plan and shall read as follows:

Company Safe Harbor Matching Contributions means the contributions made by the Participating Employer to Matched Participants under Section 3.4A of the Plan.

5. The defined term “Company Safe Harbor Matching Contribution Account” is hereby added to Article I of the Plan and shall read as follows:

Company Safe Harbor Matching Contribution Account means the account maintained as to each Matched Participant, to which Company Safe Harbor Matching Contributions are made for each eligible Participant, and to which all earnings and losses attributable thereto it, are allocated.

6. The definition of “Eligible Employee” set forth in Article I of the Plan is hereby amended to revise subsections (c) and (d) thereto and to add a new subsection (e) to read as follows:

(c) an Employee who is a non-resident alien of the United States;

(d) an individual working for a Participating Employer under a contract that designates him or her as an independent contractor; or

(e) an Employee included in a group of employees designated as excluded employees in Appendix D.

7. The definition of “Forfeiture” set forth in Article I of the Plan is hereby amended in its entirety to read as follows:

Forfeiture means any portion of a Matched Participant’s Company Contribution Account or any portion of a Participant’s Company Nonelective Contribution Account that is forfeited under Section 4.3.

8. The definition of “Matched Participant” set forth in Article I of the Plan is hereby amended in its entirety to read as follows:

Matched Participant means a Participant who is eligible to receive Company Contributions under Section 3.4 or Company Safe Harbor Matching Contributions under Section 3.4A, including, each (a) salaried Participant, (b) non-union hourly Participant and (c) Participant who is a member of a bargaining unit covered by a collective bargaining agreement that specifically provides for a Company Contribution or a Company Safe Harbor Matching Contribution under the Plan to the eligible members of the bargaining unit. The bargaining units whose members are eligible for a Company Contribution under Section 3.4 or Company Safe Harbor Matching Contributions under Section 3.4A, and the effective dates of eligibility for such contribution, are listed on Appendix B.

9. The defined term “Safe Harbor 401(k) Plan” is hereby added to Article I of the Plan and shall read as follows:

Safe Harbor 401(k) Plan means the period during which the Plan satisfies the safe harbor provisions of Section 401(k) and 401(m) and related Treasury regulations and other guidance promulgated by the Internal Revenue Service for purposes of meeting the actual deferral percentage and actual contribution percentage tests.

10. The defined term “Safe Harbor Notice” is hereby added to Article I of the Plan and shall read as follows:

Safe Harbor Notice means a notice of eligible Participants’ rights and obligations under the Plan, with respect to the Plan’s Safe Harbor 401(k) Plan status, which notice is written in a manner calculated to be understood by the average eligible Participant and which satisfies the requirements Treasury regulations 1.401(k)-3(d).

11. Section 3.3.6 is hereby added to the Plan and shall read as follows:

Notwithstanding anything in this Section 3.3 to the contrary, effective for Plan Years beginning on or after January 1, 2010, a Matched Participant shall have at least 30 days after receipt of the Safe Harbor Notice in which to make or change a salary deferral election.

12. Section 3.4.4 is hereby added to the Plan and shall read as follows:

3.4.4 Special Restrictions where Plan is a Safe Harbor 401(k) Plan using Matching Alternative: With respect to any Plan Year for which the Company has elected that the Plan be designated as a Safe Harbor 401(k) Plan and for which Company Safe Harbor Matching Contributions are made pursuant to Section 3.4A, then, if a Company Contribution is made by a Participating Employer for such Plan Year in addition to the Company Safe Harbor Matching Contribution as described in Section 3.4A, then, no additional Company Contribution, including one made pursuant to this Section 3.4, shall be made with respect to any Participant’s Pre-Tax Contributions which exceed six percent (6%). Moreover, with respect to any such additional Company Contributions, the rate of the Company’s Contribution may not increase as the rate of any Participant’s Pre-Tax Contributions increase. Further, any Company Contribution made with respect to any Highly Compensated Employee, at any rate of such a Participant’s Pre-Tax Contributions, may not exceed that with respect to any Nonhighly Compensated Employee.

13. Sections 3.4A, 3.4B and 3.4C are hereby added to the Plan and shall read as follows:

 3.4A Company Safe Harbor Matching Contributions

(a) General Requirements for Receiving Company Safe Harbor Matching Contributions: Effective January 1, 2010, the Plan shall be maintained as a Safe Harbor 401(k) Plan. For each Plan Year for which the Company has elected to maintain that status by making Company Safe Harbor Matching Contributions, then, for each such Plan Year, Company Safe Harbor Matching Contributions shall be allocated to the Company Safe Harbor Matching Contribution Account for each Matched Participant.

(b) Allocation Formula: Where the provisions of subsection (a) above apply for a Plan Year, the Company Safe Harbor Matching Contributions for all Matched Participants shall be equal to one hundred percent (100%) of the amount of the Participant’s Pre-Tax Contributions for the Plan Year that do not exceed five percent (5%) of the Participant’s Compensation for the Plan Year. All Company Safe Harbor Matching Contributions for a Plan Year will be allocated to a Matched Participant’s Company Safe Harbor Matching Contribution Account no later than the due date (including all extensions) of the Company’s federal tax return for the fiscal year of the Company ending with or within the Plan Year.

(c) Ceasing 401(k) Safe Harbor Matching Contribution Status: The fact that the Company has elected that the Plan be treated as a Safe Harbor 401(k) Plan for a Plan Year shall in no way bind the Plan to continue to maintain such status for future Plan Years. In the event that the Plan shall not be treated as a Safe Harbor 401(k) Plan for future Plan Years, the Plan must instead satisfy the ADP and, if applicable, the ACP tests of Code Section 401(k) and Code Section 401(m). If the Plan shall, in future Plan Years, cease to constitute a Safe Harbor 401(k) Plan, the Plan must be amended to so provide and to specify compliance with the ADP and ACP tests, as applicable. Moreover, the fact that the Plan has established Safe Harbor 401(k) Plan status by virtue of the use of the Company Safe Harbor Matching Contributions shall not prevent the Plan from ceasing to maintain such status during a Plan Year. Provided the following requirements are satisfied, as amended from time to time by published guidance from the Internal Revenue Service, the Plan may cease to maintain its status as a Safe Harbor 401(k) Plan during a Plan Year by virtue of Company Safe Harbor Matching Contributions:

1. a supplemental notice is provided to all Matched Participants explaining the consequences of the change and informing them of the effective date of the reduction or elimination of the Company Safe Harbor Matching Contributions and that they have a reasonable opportunity (including a reasonable period) to change their salary deferral elections;

2. the reduction or elimination of Company Safe Harbor Matching Contributions is effective no earlier than the later of (i) 30 days after Matched Participants are given the supplemental notice and (ii) the date the amendment is adopted;

3. Matched Participants are given a reasonable opportunity (including a reasonable period) prior to the reduction or elimination of Company Safe Harbor Matching Contributions to change their salary deferral elections;

4. the Plan is amended to cease to constitute a Safe Harbor 401(k) Plan;

5. the Plan must satisfy the special nondiscrimination rules applicable to elective deferrals and to employees and matching contributions, i.e., the ADP and ACP tests, using the current testing method, and such tests must be satisfied for the entire Plan Year and the Plan must be amended to so specify; and

6. all other safe harbor requirements, as set forth in the Code, regulations and other published guidance of general applicability by the Internal Revenue Service, are satisfied through the effective date of the change in the Company Safe Harbor Matching Contributions.

3.4B Safe Harbor 401(k) Plan Status

In order to constitute a Safe Harbor 401(k) Plan for a Plan Year, the Company must contribute the Company Safe Harbor Matching Contributions on behalf of all Participants eligible for such contributions under Section 3.4A and, within a reasonable period of time (meaning generally at least 30 days, but no more than 90 days, before the beginning of the Plan Year), the Company must cause to be provided to each eligible Participant, a Safe Harbor Notice. Provided however, in the event an Employee becomes eligible to participate in Section 3.4A of the Plan after the 90th day before the beginning of the Plan Year and does not receive the Safe Harbor Notice for that reason, the notice must be provided no later than 90 days before the Employee becomes eligible to participate and not later than the date the Employee becomes eligible.

3.4C Company Nonelective Contributions

(a) General Requirements for Allocation: Effective January 1, 2010, for each Plan Year, a Participating Employer shall contribute to the Plan a discretionary amount which shall be allocated in accordance with the provisions of Section 3.4C(b) for (i) each non-union Participant and (ii) each union Participant who is eligible to share in the Company Nonelective Contributions pursuant to Appendix B for the Plan Year, who either (1) has less than five (5) “Years of Vesting Service” as of December 31, 2009, where the term “Years of Vesting Service” has such meaning as is given to it under Appendix E, or (2) incurs a “Severance From Service Date” and is subsequently re-employed on or after January 1, 2010, following such Severance From Service Date where the term “Severance From Service Date” has such meaning as is given to it under Appendix E. Such Participant’s allocable amount shall be determined in accordance with Section 3.4C(b) and credited to the Participant’s Company Nonelective Contribution Account.

(b) Allocation Formula: The Company Nonelective Contributions for all Participants who have satisfied the eligibility requirements under 3.4(C)(a) for the applicable Plan Year shall be allocated to all such eligible Participants in the same ratio that such eligible Participant’s Compensation for the Plan Year bears to the total Compensation of all such eligible Participants for the Plan Year. All Company Nonelective Contributions for a Plan Year will be allocated to an eligible Participant’s Company Nonelective Contribution Account no later than the due date (including all extensions) of the Company’s federal tax return for the fiscal year of the Company ending with or within the Plan Year.

14. Sections 3.6.5 and 3.6.6 are hereby added to the Plan and shall read as follows:

3.6.5 The Company Safe Harbor Matching Contribution Account will be credited with any Company Safe Harbor Matching Contributions made on behalf of a Participant under Section 3.4A, and the income on those contributions, and will be debited with expenses, losses, withdrawals and distributions chargeable to those contributions.

3.6.6 The Company Nonelective Contribution Account will be credited with any Company Nonelective Contributions made on behalf of a Participant under Section 3.4C, and the income on those contributions, and will be debited with expenses, losses, withdrawals and distributions chargeable to those contributions.

15. The first paragraph of Section 3.7(a) of the Plan is hereby amended in its entirety to read as follows:

(a)	For purposes of this Section 3.7, the term ‘annual additions’ includes all Pre-Tax Contributions, After-Tax Contributions, Company Contributions, Company Safe Harbor Matching Contributions, Company Nonelective Contributions and Forfeitures allocated to the Participant’s Accounts for the Plan Year, but shall not include Catch-Up Contributions pursuant to Code Section 414(v) (as described in Section 3.1.1), and Excess Pre-Tax Contributions (as described in Section 3.11.4) that are distributed to the Participant by April 15th following the year for which they were contributed to the Plan.

16. Section 3.8 of the Plan is hereby amended in its entirety to read as follows:

 3.8 Reduction of Annual Additions

If the annual additions allocated to a Participant’s Accounts for the Plan Year exceed the limitation described in Section 3.7, annual additions, with their earnings, will be returned to the Participant in the minimum amount necessary to meet the limitation on annual additions. Supplemental Contributions (both After-Tax Contributions and Pre-Tax Contributions, in that order) will be returned first, and if there are not enough to satisfy the limitation on annual additions, Basic Contributions (both After-Tax Contributions and Pre-Tax Contributions, in that order) will be returned. If, after all of the Participant’s Supplemental and Basic Contributions have been returned, the annual additions allocated to the Participant’s Account for the Plan Year still exceed the limitation described in Section 3.7, the excess amounts attributable to Company Contributions will be held in a suspense account containing the excess amounts attributable to Company Contributions for all Matched Participants, and will be used to reduce the Company Contributions for the following Plan Year (and later Plan Years, if necessary), before any Company Contributions that would be annual additions for the next Plan Year (or later Plan Years, if necessary) are made to the Plan.

In addition, if the annual additions allocated to the Participant’s Account for the Plan Year still exceed the limitation described in Section 3.7 after all of the reductions set forth above herein are made, the excess amounts attributable to Company Nonelective Contributions will be held in a suspense account containing the excess amounts attributable to Company Nonelective Contributions, and will be used to reduce the Company Nonelective Contributions for the following Plan Year (and later Plan Years, if necessary), before any Company Nonelective Contributions that would be annual additions for the next Plan Year (or later Plan Years, if necessary) are made to the Plan.

17. Sections 3.12.9 and 3.12.10 are hereby added to the Plan and shall read as follows:

3.12.9. Notwithstanding the foregoing paragraphs of Section 3.12, effective for Plan Years beginning on or after January 1, 2010, the test provided in Code Section 401(k)(3) shall be met if the Plan meets the Safe Harbor Notice requirement set forth in Section 3.4B and the following Contribution Requirement.

The Contribution Requirement is met if the Company is required to make the Company Safe Harbor Nonelective Contributions set forth in Section 3.4A on behalf of each Matched Participant and the restrictions set forth in Section 3.4.4 are satisfied.

3.12.10. Notwithstanding any Plan provisions to the contrary, with respect to any Plan Year for which the Plan is a Safe Harbor 401(k) Plan, when performing the Actual Deferral Percentage Test, the current year testing method shall be used and any changes from current year to prior year testing shall be made pursuant to Internal Revenue Service Notice 98-1, the provisions of which are incorporated herein by reference.

18. Sections 3.13.9 and 3.13.10 are hereby added to the Plan and shall read as follows:

3.13.9. Notwithstanding the foregoing paragraphs of Section 3.13, effective for Plan Years beginning on or after January 1, 2010, the test provided in Code Section 401(m)(2) shall be met if the Plan meets the Safe Harbor Notice requirement set forth in Section 3.4B, the Contribution Requirements described in Section 3.12.9, above, and the following Special Limitation on Matching Contributions. The Special Limitation on Matching Contributions is met if (i) Company Contributions described in Section 3.4 on behalf of any Employee may not be made with respect to an Employee’s Pre-Tax and After-Tax Contributions (described in Sections 3.1 and 3.2, respectively) in excess of six percent (6%) of the Employee’s Compensation, (ii) the rate of Company Contributions does not increase as the rate of an Employee’s Pre-Tax and After-Tax Contributions increases, and (iii) the Company Contributions with respect to any Highly Compensated Employee at any rate of Employee Pre-Tax and After-Tax Contributions is not greater than that with respect to a Nonhighly Compensated Employee.

3.13.10. Notwithstanding any Plan provisions to the contrary, with respect to any Plan Year for which the Plan is a Safe Harbor 401(k) Plan, when performing the Actual Contribution Percentage Test, the current year testing method shall be used and any changes from current year to prior year testing shall be made pursuant to Internal Revenue Service Notice 98-1, the provisions of which are incorporated herein by reference.

19. Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

4.1	Vesting in After-Tax, Company Safe Harbor Matching, Pre-Tax and Rollover Contributions Accounts

A participant is always 100% vested in the balance of his or her After-Tax Contribution Account, Company Safe Harbor Matching Contribution Account, Pre-Tax Contribution Account and Rollover Contribution Account.

20. Section 4.2 of the Plan is hereby amended in its entirety to read as follows:

4.2	Vesting in Company Contribution, Company Nonelective Contribution and Contingent Accounts

4.2.1	A Participant becomes vested in any balance of his or her Company Contribution Account and Contingent Account according to the following Schedule:

Years of Service	Percent
Fewer than 2	0%
2 but fewer than 3	20%
3 but fewer than 4	40%
4 but fewer than 5	60%
5 or more	100%

Notwithstanding the preceding to the contrary, an individual who is both a Participant and an Employee on December 31, 2009, shall be 100% vested in the balance of his or her Company Contribution Account.

A Participant becomes vested in any balance of his or her Company Nonelective Contribution Account according to the following schedule:

Years of Service	Percent
Fewer than 3	0%
3 or more	100%

4.2.2	Notwithstanding the foregoing, a Participant will become 100% vested in the balance of his or her Company Contribution Account, Company Nonelective Contribution Account and Contingent Account if:

(a)	Solely with respect to the Participant’s Company Contribution Account and Contingent Account, he or she reaches age 55 while employed by the Company or one of its Affiliates;

(b)	he or she separates from service due to Disability;

(c)	he or she dies while employed by the Company or one of its Affiliates;

(d)	he or she ceases to be an Employee because of the permanent shutdown of a single site of employment or of one or more facilities or operating unites within a single site of employment; or

(e)	he or she is employed by the Company or one of its Affiliates involved in a transaction and the Committee, in its discretion, fully vests the Participant in connection with the transaction.

4.2.3 If a Participant is hired by the Company or one of its Affiliates as a result of an acquisition, the Committee (or its delegate) may, in its discretion, give the Participant and all other Participants hired under the same circumstances as a result of the same acquisition credit for service with a prior employer for purposes of vesting.

21. Section 4.3 of the Plan is hereby amended in its entirety to read as follows:

4.3	Forfeitures

4.3.1 A Participant forfeits the non-vested portion of his or her Company Contribution, Company Nonelective Contribution and Contingent Accounts on the earlier of: (a) the date as of which he or she receives a distribution of his or her entire Company Contribution, Company Nonelective Contribution and Contingent Accounts and (b) the date his or her Period of Separation equals five years. The nonvested amount so forfeited is a Forfeiture. If the Participant incurs a Forfeiture under clause (a) above and his or her Period of Separation is shorter than five years, the Forfeiture is restored, and the Period of Separation counts towards the Participant’s Years of Service, along with service before and after the Period of Separation, in determining the Participant’s Years of Service for purposes of Section 4.2. If the Period of Separation is five years or longer, the Forfeiture will not be restored, but the Period of Separation counts towards the Participant’s Years of Service, along with service before and after the Period of Separation, in determining the Participant’s Years of Service for purposes of Section 4.2. If a Participant begins a Period of Separation by way of a maternity or paternity leave, this Section 4.3.1 will be read by substituting the number ‘six’ for the number ‘five’ wherever the latter number appears. A ‘maternity or paternity leave’ is an absence from work because of the Participant’s pregnancy, the birth of a child to or placement of a child for adoption with the Participant, or the need to care for the Participant’s child immediately following its birth to or placement with the Participant.

4.3.2 Amounts that become Forfeitures during a month will be used to restore Forfeitures to rehired Participants as provided in Section 4.3.1. Any remaining Forfeitures during a month will be used to pay the administrative expenses of the Plan in the following order: Trustee’s fees, communications to Participants, nondiscrimination testing, qualified domestic relations order administration, enrollment fees, required minimum distribution fees, auditors’ fees, consulting and legal fees and other similar administrative expenses. Any remaining Forfeitures during a month will be used to reduce the Company’s obligation to make Company Contributions or Company Nonelective Contributions in that month or succeeding months. Any remaining Forfeitures during a month will be used to pay fees associated with Participant communications to Participants involved in an acquisition or divestiture and Participant Account adjustments, as determined by the Committee or its delegate. While awaiting allocation, until such time as the Company applies Forfeitures to the purposes described above, they will be invested in a default fund selected by the Company.

22. Section 5.3 of the Plan is hereby amended in its entirety to read as follows:

5.3	Distribution of Amounts held in a Participant’s Company Safe Harbor Matching Contribution Account and Pre-Tax Contribution Account.

Notwithstanding any Plan provisions to the contrary, amounts held in a Participant’s Company Safe Harbor Matching Contribution Account and Pre-Tax Contribution Account are not distributable earlier than upon:

(1)	the Participant’s severance from employment. Notwithstanding anything herein to the contrary, a severance from employment shall not occur when an individual changes status from an Eligible Employee to a Leased Employee;

(2)	the Participant’s death;

(3)	the Participant’s Disability;

(4)	the Participant’s attainment of age 59-1/2;

(5)	with respect to a Participant’s Pre-Tax Contribution Account only, the proven financial hardship of the Participant as described in Section 6.6.3; or

(6)	the termination of the Plan without the “employer” maintaining an “alternative defined contribution plan” at any time during the period beginning on the date of plan termination and ending 12 months after all assets have been distributed from the Plan. Such a distribution must be made in a “lump sum.” For purposes of this Section, the terms “employer,” “alternative defined contribution plan,” and “lump sum” are as defined under Treasury Regulation Section 1.401(k)-1(d)(4).

23. Section 6.6.2(h) of the Plan is hereby amended in its entirety to read as follows:

(h)	all of the current value of vested Company Contributions, Company Nonelective Contributions and FMC contributions made as to After-Tax Contributions he or she made to the Plan or FMC Plans after December 31, 1986.

24. Section 14.1.1 of the Plan is hereby amended in its entirety to read as follows:

14.1.1 Aggregate Employer Contributions means the sum of all Company Contributions, Company Nonelective Contributions, Company Safe Harbor Matching Contributions, and Forfeitures allocated under this Plan for a Matched Participant (or a Participant receiving Company Nonelective Contributions), as applicable, and all employer contributions and forfeitures allocated for the Matched Participant to all Related Defined Contributions in the Aggregation group.

25. Section 14.3.1 of the Plan is hereby amended in its entirety to read as follows:

14.3.1 For any Plan Year that the Plan is a Top Heavy Plan, the sum of the Company Contributions, Company Nonelective Contributions, Company Safe Harbor Matching Contributions, and Forfeitures allocated to the Accounts of each Matched Participant (or a Participant receiving Company Nonelective Contributions) who is a Non-key Employee will be at least three percent of such Participant’s Compensation. However, if the sum of the Company Contributions, Company Nonelective Contributions, Company Safe Harbor Matching Contributions, and Forfeitures allocated to the Accounts of each such Participant who is a Key Employee for the Plan Year is less than three percent of his or her Compensation and this Plan is not required to be included in an Aggregation Group to enable a defined benefit plan to meet the requirements of Code Section 401(a)(4) or 410(b), the sum of the Company Contributions, Company Nonelective Contributions, Company Safe Harbor Matching Contributions, and Forfeitures allocated to the Accounts of each such Participant who is a Non-key Employee for the Plan Year will be equal to the largest percentage of Compensation allocated to the Accounts of any such Participant who is a Key Employee. Notwithstanding the foregoing, no minimum allocation will be required for any Non-key Employee who participates in another defined contribution plan subject to Code Section 412 and included with this Plan in a Mandatory Aggregation Group.

26. Section 14.3.3 of the Plan is hereby amended in its entirety to read as follows:

14.3.3 For any Plan Year that the Plan is a Top Heavy Plan, the minimum allocations set forth in this Section 14.3 will be allocated to the Accounts of all Non-key Employees who are Matched Participants (or Participants receiving Company Nonelective Contributions) and who are employed by the Company on the last day of the Plan Year, regardless of their service during the Plan Year, and whether or not they have made contributions of their own to the Plan.

27. Section 14.3.5 of the Plan is hereby amended in its entirety to read as follows:

14.3.5 Company Contributions, Company Safe Harbor Matching Contributions or Company Nonelective Contributions made on behalf of a Matched Participant (or a Participant receiving Company Nonelective Contributions, as applicable) pursuant to Section 3.4 of the Plan shall be taken into account for purposes of satisfying the minimum allocation requirements of Section 14.3 of the Plan and Code Section 416(c)(2). Company Contributions made on behalf of a Matched Participant or Company Safe Harbor Matching Contributions made that are used to satisfy the minimum contribution requirements shall be treated as Company Contributions or Company Safe Harbor Matching Contributions, as applicable, for purposes of the Actual Contribution Percentage Test and other requirements of Code Section 401(m).

28. Appendix B of the Plan is hereby amended in its entirety to read as follows:

APPENDIX B

Bargaining Units Eligible for Company Contributions, Company Safe Harbor

Matching Contributions, or Company Nonelective Contributions Under the Plan

Until otherwise negotiated, the bargaining units whose members are entitled to a Company Contribution under Section 3.4 of the Plan, a Company Safe Harbor Matching Contribution under Section 3.4A of the Plan, or a Company Nonelective Contribution under Section 3.4C of the Plan, and the effective dates of their coverage, are listed below:

Name of Bargaining Unit	Effective Date of Eligibility for Company Contributions	Effective Date of Eligibility for Company Safe Harbor Matching Contributions	Effective Date of Eligibility for Company Nonelective Contributions	Effective Date of Eligibility for FMC Contributions in FMC Matched Plan

29. Appendix D is hereby added to the Plan and shall read as follows:

APPENDIX D

EXCLUDED EMPLOYEES

The group of Employees set forth below shall be excluded from participation in the Plan until such date as is set forth below:

Name of Employee Group	Effective Date of Eligibility to Participate in Plan
Direct Drive Systems, Inc.	January 1, 2010

30. Appendix E is hereby added to the Plan and shall read as follows:

APPENDIX E

PROVISIONS APPLICABLE ONLY

TO SECTION 3.4C(a) OF THE PLAN

DEFINITIONS

THE FMC TECHNOLOGIES, INC. EMPLOYEES’ RETIREMENT PROGRAM PART I SALARIED AND NONUNION HOURLY EMPLOYEES’ RETIREMENT PLAN, AS AMENDED THROUGH THE EIGHTH AMENDMENT TO SUCH PLAN AND ATTACHED HERETO, HEREBY CONSTITUTES APPENDIX E TO THE PLAN AND SHALL BE USED SOLELY FOR PURPOSES OF SECTION 3.4C(a) OF THE PLAN.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 29th day of October, 2009.

FMC TECHNOLOGIES, INC.

By:	/s/ Maryann Seaman
Its:	Vice President, Administration